EXHIBIT 5.01
BAKER & HOSTETLER LLP
200 Civic Center Drive
Suite 1200
Columbus, Ohio 43215

November 4, 2021

State Auto Financial Corporation
518 East Broad Street
Columbus, Ohio 43215-3976
Ladies and Gentlemen:
We are acting as counsel to State Auto Financial Corporation, an Ohio corporation (the “Company”), in connection with its Form S-3 Registration Statement (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register 25,000 common shares, without par value, of the Company (the “Shares”) for offer and sale under, and pursuant to, the Company’s Monthly Stock Purchase Plan for Independent Agents (the “Plan”).
In connection therewith, we have examined the Company’s Amended and Restated Articles of Incorporation, as amended, the Company’s Amended and Restated Code of Regulations, as amended, and the records, as exhibited to us, of the corporate proceedings of the Company; certificates of officers of the Company; a copy of the Plan; and such other documents and records as we considered necessary for purposes of this opinion. In rendering this opinion, we have assumed the genuineness, without independent investigation, of all signatures on all documents examined by us, the conformity to original documents of all documents submitted to us as certified or facsimile copies, and the authenticity of all such documents.
Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the caption “Legal Matters” in the Prospectus which is part of the Registration Statement.
Very truly yours,

/s/ Baker & Hostetler LLP

BAKER & HOSTETLER LLP